Exhibit 99.1

SKYMALL(TM)

1520 East Pima Street
Phoenix, Arizona 85034
www.skymall.com

FOR IMMEDIATE RELEASE

CONTACTS:      Christine Aguilera            Budd Zuckerman
               Executive Vice President      Genesis Select Corp.
               SkyMall, Inc.                 303-357-6565
               602-528-3249                  budd@genesisselect.com
               aguilera@skymall.com

              SKYMALL REPORTS NET INCOME OF $1.1 MILLION ON EBITDA
                  OF $2.4 MILLION IN THE FOURTH QUARTER OF 2000

        GROSS MARGINS IMPROVE TO 44% OF TOTAL REVENUE AND OPERATING COSTS
          DROP BY 37% IN THE FOURTH QUARTER; CASH AND CASH EQUIVALENTS
              AT DECEMBER 31, 2000 WERE APPROXIMATELY $9.9 MILLION

PHOENIX, ARIZONA (JANUARY 31, 2001) - SkyMall, Inc. (Nasdaq: SKYM), the multi-channel specialty retailer, today announced its unaudited financial results for the fourth quarter ended December 31, 2000.

     SkyMall's net income in the fourth quarter of 2000 was $1.1 million, or $.07 per share, as compared to a net loss of $13.2 million, or $1.29 per share, in the same quarter a year ago. SkyMall's earnings before interest, taxes, depreciation and amortization was $2.4 million in the fourth quarter of 2000, compared to a loss before interest, taxes, depreciation and amortization of $6.0 million in the fourth quarter of the prior year, an improvement of 141%. The Company's cash and cash equivalents at December 31, 2000 were $9.9 million.

     Net merchandise sales in the fourth quarter were $22.3 million, as compared to $25.6 million in the same quarter a year ago, a decrease of 13%. Total revenues in the fourth quarter were $29.4 million, compared with total revenues of $31.1 million in the fourth quarter of 1999, a decrease of 5%. Gross margin in the fourth quarter totaled $12.9 million as compared to $11.4 million in the fourth quarter a year ago, an increase of 13%. The gross margin percentage increased seven points in the fourth quarter of 2000 to 44% as compared to 37% in the fourth quarter of the prior year.

     "Our revenues in the fourth quarter decreased due to the elimination of unprofitable promotions we ran last year, but our overall profitability improved as we eliminated the expense of these promotions and significantly improved our gross margin," said Robert Worsley, founder and CEO.

                                   -- more --

     Total operating expenses in the fourth quarter of 2000 totaled $11.6 million compared to total operating expenses of $18.3 million in the fourth quarter of the prior year, a decrease of 37%. General and administrative expenses, the most significant part of total operating expenses, decreased to $4.3 million in the fourth quarter of 2000 as compared to $10.1 million in the fourth quarter of 1999, a decrease of 57%. General and administrative expenses in the fourth quarter of 2000 also reflected a decrease of 8% from the $4.7 million reported in the third quarter of 2000.

     "We have worked diligently over the last nine months to achieve profitability in the fourth quarter and are pleased with our progress," continued Mr. Worsley. "Our fourth quarter results reflect the execution of the decisions we made in the second quarter of this year to eliminate unprofitable promotions and programs, as well as dramatically reduce our costs. Most importantly, however, we have shown that the business model that was the foundation of our profitable operations for the four years prior to our recent investment spending phase is viable and can serve as our platform for future growth."


ABOUT SKYMALL, INC.

Founded in 1989, SkyMall(R) is a multi-channel specialty retailer that provides a large selection of premium-quality products and services to consumers from a wide variety of merchants and partners. SkyMall is best known for its in-flight catalog, which is available on more than 70% of all domestic airlines, reaching approximately 500 million domestic airline passengers annually. Through its skymall.com, inc. subsidiary, SkyMall offers an expanded selection of products and services to online shoppers. SkyMall provides a merchandise redemption program for a number of loyalty programs, allowing consumers to purchase SkyMall merchandise with loyalty points earned in other programs. Through Durham & Company, a SkyMall subsidiary, SkyMall offers high-quality logo merchandise via its catalogs, workplace initiatives and the durham.skymall.com Web site. For further information and prior press releases, please visit SkyMall's Web site at www.skymall.com.

CAUTIONARY STATEMENT: The matters discussed in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the ability of the Company to achieve its financial projections and forecasts and any adjustments required as a result of an audit of the Company's annual financial results, as well as those factors detailed by SkyMall, Inc. in its filings with the Securities and Exchange Commission. SkyMall, Inc. does not undertake any obligation to publicly update any forward-looking statements to reflect events or circumstances after the date on which any such statements are made or to reflect the occurrence of unanticipated events.

Note to Editors: SkyMall(R) and skymall.com(R) are registered trademarks of SkyMall, Inc.

                                  SKYMALL, INC.
                             Summary Financial Data
                             (Amounts in thousands)


                                                          Three months ended
                                                              December 31,
                                                      -------------------------
                                                        2000             1999
                                                      --------         --------
                                                     (Unaudited)     (Unaudited)
REVENUES:
  Merchandise sales, net                              $ 22,350         $ 25,670
  Placement fees and other                               7,085            5,465
                                                      --------         --------
     Total revenues                                     29,435           31,135
COST OF GOODS SOLD                                      16,483           19,686
                                                      --------         --------
     Gross margin                                       12,952           11,449
                                                      --------         --------
OPERATING EXPENSES:
  Catalog expenses                                       3,819            4,774
  Selling expenses                                       1,534            1,292
  Customer service and fulfillment expenses              1,868            2,132
  General and administrative expenses                    4,343           10,130
                                                      --------         --------
     Total operating expenses                           11,564           18,328
                                                      --------         --------
INCOME (LOSS) FROM OPERATIONS                            1,388           (6,879)
                                                      --------         --------

  Interest expense                                         205              133
  Other expense                                             40              130
                                                      --------         --------
INCOME (LOSS) BEFORE INCOME TAXES                        1,143           (7,142)
  Income tax expense                                        --            6,044
                                                      --------         --------
NET INCOME (LOSS)                                     $  1,143         $(13,186)
                                                      ========         ========
BASIC NET INCOME (LOSS) PER
COMMON SHARE                                          $   0.07         $  (1.29)
                                                      ========         ========
DILUTED NET INCOME (LOSS) PER COMMON SHARE            $   0.07         $  (1.29)
                                                      ========         ========
BASIC WEIGHTED AVERAGE
SHARES OUTSTANDING                                      15,817           10,228
                                                      ========         ========
DILUTED WEIGHTED AVERAGE
SHARES OUTSTANDING                                      15,817           10,228
                                                      ========         ========
Earnings (loss) before interest, taxes,
 depreciation and amortization                        $  2,401         $ (5,994)
                                                      ========         ========

                           SELECTED BALANCE SHEET DATA

                                                              December 31,
                                                      -------------------------
                                                        2000             1999
                                                      --------         --------
Current Assets                                        $ 19,960         $ 33,236
Long Term Assets                                        14,711           17,013
Total Assets                                            34,671           50,249
Current Liabilities                                     27,565           29,441
Long Term Debt                                             190            5,190
Shareholders' Equity                                  $  6,916         $ 15,618